Exhibit 4.84

English Summary

of

China Telecommunications Corporation Financial Services Framework Agreement

Between

China Telecommunications Corporation

and

China Telecom Group Finance Co., Ltd.

China Telecommunications Corporation (the “Parent Company”) and China Telecom Group Finance Co., Ltd. (“China Telecom Finance”) entered into the China Telecommunications Corporation Financial Services Framework Agreement on February 1, 2019.

The key terms and conditions of the China Telecommunications Corporation Financial Services Framework Agreement are as follows:

Effective Period of the Agreement:

The China Telecommunications Corporation Financial Services Framework Agreement becomes effective when it is duly signed by the legal representatives or authorised representatives of both parties and affixed with their respective company chops, and shall remain valid commencing from February 1, 2019 until December 31, 2021. Subject to the compliance of relevant laws and regulations and relevant regulatory requirements, both parties will negotiate and agree on the renewal arrangement.

Service Scope:

According to the China Telecommunications Corporation Financial Services Framework Agreement, China Telecom Finance can provide the following financial services to China Telecommunications Corporation, its associates and its commonly held entity held with China Telecom Corporation Limited and its subsidiaries, excluding China Telecom Corporation Limited and its subsidiaries, and China Communications Services Corporation Limited and its subsidiaries (“China Telecommunications Corporation”):

(i)	financial and financing advice, credit authentication and relevant consulting and agency services;

(ii)	collection and payment of transaction amounts;

(iii)	provision of guarantees;

(iv)	acceptance of bills and discounted bills;

(v)	entrusted loans;

(vi)	internal fund transfer and settlement and designs of relevant settlement and clearance arrangement proposals among member units;

(vii)	acceptance of money deposit;

(viii)	arrangement of loan and finance lease;

(ix)	approved insurance agency business;

(x)	underwriting services of China Telecommunications Corporation’s corporate bonds;

(xi)	consumer credits, buyer credits and finance lease of the products of China Telecommunications Corporation; and

(xii)	other businesses as approved by China Banking and Insurance Regulatory Commission, including its designated institution (the “CBIRC”).

Upon the agreement becoming effective, China Telecom Finance can provide the above services to China Telecommunications Corporation immediately in accordance with the business scope as approved by the CBIRC.

Pricing Policy:

(i)	Deposit Services

The deposit interest rates offered by China Telecom Finance to China Telecommunications Corporation shall comply with the relevant requirements of the People’s Bank of China and be with reference to the deposit benchmark interest rates promulgated by the People’s Bank of China from time to time (if any) and the deposit interest rates of the same type of deposit services for the same period offered by the major cooperative commercial banks of China Telecommunications Corporation and are conducted on normal commercial terms or better. The deposit interest rates offered shall be equivalent to or higher than those offered by the major cooperative commercial banks of China Telecommunications Corporation. Under the same conditions, the interest rates and terms for the deposit services offered by China Telecom Finance to China Telecommunications Corporation shall be the same as those interest rates and terms of the same type of deposit services for the same period offered by China Telecom Finance to other member units.

(ii)	Loan Services

The loan interest rates offered by China Telecom Finance to China Telecommunications Corporation shall comply with the relevant requirements of the People’s Bank of China and be with reference to the loan benchmark interest rates promulgated by the People’s Bank of China from time to time (if any) and the loan interest rates of the same type of loan services for the same period offered by the major cooperative commercial banks of China Telecommunications Corporation and are conducted on normal commercial terms or better. The loan interest rates offered shall be equivalent to or lower than those offered by the major cooperative commercial banks of China Telecommunications Corporation. Under the same conditions, the interest rates and terms for the loan services offered by China Telecom Finance to China Telecommunications Corporation shall be the same as those interest rates and terms of the same type of loan services for the same period offered by China Telecom Finance to other member units.

The above loan services provided by China Telecom Finance to China Telecommunications Corporation do not require China Telecommunications Corporation to pledge any security over its assets or make other arrangements for the loan services as guarantee.

(iii)	Other Financial Services

China Telecom Finance will provide other financial services (other than deposit and loan services) including financial and financing advice, credit authentication, guarantees, acceptance of bills and discounted bills, internal fund transfer and settlement and designs of relevant settlement and clearance arrangement proposals to China Telecommunications Corporation under the China Telecommunications Corporation Financial Services Framework Agreement.

The fees charged for other financial services to be provided by China Telecom Finance to China Telecommunications Corporation mentioned above shall comply with the fees standard promulgated by regulatory departments including the People’s Bank of China or the CBIRC (if applicable), and be with reference to the handling fees standard for the same type of other financial services charged by the major cooperative commercial banks of China Telecommunications Corporation and are conducted on normal commercial terms or better. The handling fees standard shall be equivalent to or lower than those charged by the major cooperative commercial banks of China Telecommunications Corporation. Under the same conditions, the fees standard charged to China Telecommunications Corporation by China Telecom Finance shall be the same as those fees standard for the same type of other financial services charged by China Telecom Finance to other member units.

For the respective specific transactions under the China Telecommunications Corporation Financial Services Framework Agreement entered into between the Parent Company and China Telecom Finance, under the same conditions, China Telecommunications Corporation should, in principle, choose the services provided by China Telecom Finance. If China Telecommunications Corporation considers it is appropriate and beneficial to China Telecommunications Corporation, China Telecommunications Corporation has the discretion to engage one or more major cooperative commercial banks of China Telecommunications Corporation as its financial services providers.

Governing Law

This agreement shall be governed by and construed in accordance with PRC laws.